UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2019

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 27, 2019, upon the recommendation of the Nominating and Corporate Governance Committee, and pursuant to the bylaws of ChemoCentryx, Inc. (the “Company”), the Board of Directors (the “Board”) of the Company appointed Rita I. Jain, Ph.D., age 56, to fill a vacancy on the Board. Dr. Jain was appointed as a Class III director, with an initial term expiring at the 2020 annual meeting of stockholders of the Company.

Since May 2017, Dr. Jain has served as Senior Vice President and Chief Medical Officer of Akebia Therapeutics, Inc., a biotechnology company. Prior to joining Akebia, Dr. Jain was Vice President of Men’s and Women’s Health and Metabolic Development at AbbVie, Inc. From 2003 to 2016 she held positions of increasing responsibility, with over 10 years as either a Divisional Vice President or Vice President in Pharmaceutical Development at Abbott Laboratories, and after AbbVie’s split from Abbott, at AbbVie. In addition to her work in Men’s and Women’s Health, and Metabolic Development, Dr. Jain also led activities in Pain, Respiratory, and Cystic Fibrosis Development. Before AbbVie, she held management positions in the Arthritis, Inflammation and Pain Group at Searle (acquired by Pharmacia and subsequently Pfizer). Prior to joining Searle, Dr. Jain was a faculty member at North Shore University Hospital in New York, with an academic appointment as Assistant Professor of Medicine, New York University School of Medicine. Dr. Jain received her B.S. in biology from LIU/CW Post and her M.D. from the State University of New York at Stony Brook School of Medicine. Dr. Jain completed her medical training in internal medicine at Staten Island University Hospital followed by a Fellowship in Rheumatology at North Shore University Hospital and a Clinical Research Fellowship at the University of Texas Southwestern Medical Center, Dallas.

Dr. Jain will participate in the Company’s non-employee director compensation program and will receive an annual retainer of $50,000 for her service on the Board. Dr. Jain was also granted a restricted stock unit award of 15,753 shares of common stock of the Company which will vest in three equal installments over the three-year period following the date of grant, subject to Dr. Jain’s continuing service on our Board of Directors on those dates. In addition, on the date of each annual meeting of stockholders of the Company, Dr. Jain will be eligible to receive a restricted stock unit award having a fair market value of $100,000 and an option to purchase shares of the Company’s common stock having a fair market value of $100,000, vesting in full and/or become exercisable on the one-year anniversary of the date of grant, subject to Dr. Jain continuing in service on the Board through such vesting date. The non-employee director compensation program is described in further detail in the Company’s Definitive Proxy Statement for its 2018 annual meeting of stockholders filed with the Securities and Exchange Commission on April 6, 2018. Dr. Jain will enter into the Company’s standard indemnification agreement for directors, the form of which was filed as Exhibit 10.18 to the Company’s Registration Statement on Form S-1, initially filed with the SEC on October 14, 2011.

There are no arrangements or understandings between Dr. Jain and any other persons pursuant to which she was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Dr. Jain and the Company. The Board has determined that Dr. Jain meets the applicable independence requirements of The NASDAQ Stock Market LLC.

Item 7.01 Regulation FD Disclosure.

On March 28, 2019, the Company issued a press release announcing Dr. Jain’s appointment. A copy of the press release is being furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01, including the exhibit referenced herein, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Press release issued by ChemoCentryx, Inc., dated March 28, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOCENTRYX, INC.

Date: March 28, 2019

	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Executive Vice President, Chief Financial and Administrative Officer and Secretary